Exhibit 99.1

For Immediate Release

VERI-TEK INTERNATIONAL SIGNS AGREEMENT TO PURCHASE MANITEX

WIXOM, MI. May 16, 2006 – Veri-Tek International, Corp. (AMEX: VCC)(“Veri-Tek” or the “Company”) today announced that it has signed a definitive agreement to purchase the membership interests of Quantum Value Management, LLC, a privately held company that owns through its subsidiary all of the outstanding equity of Manitex, Inc. (collectively, “Manitex”), a leading provider of engineered lift solutions in North America. Manitex, based in Georgetown, Texas, is a leading designer, manufacturer, and marketer of a comprehensive line of boom trucks, sign cranes and trolley boom unloaders. Manitex’s boom trucks and crane products are primarily used for industrial projects and infrastructure development, including roads, bridges and commercial construction, and most recently, energy exploration. Manitex has experienced growth in its business as evidenced by the increase in its revenues from approximately $38 million in 2003 to approximately $62 million in 2005.

The agreement provides for total consideration of approximately $35 million, which shall be paid by delivering 234,875 shares of Veri-Tek’s common stock and a promissory note for approximately $1.4 million, which is subject to adjustment based on the trading price of Veri-Tek’s common stock at the closing. The remaining portion of the consideration is composed of Veri-Tek’s assumption of approximately $33 million of Manitex indebtedness. The purchase price is subject to working capital adjustments. Pursuant to the terms of the purchase agreement, Veri-Tek will enter into an employment agreement with David Langevin, Chief Executive Officer of Manitex, Inc., pursuant to which Mr. Langevin will serve as the Chief Executive Officer of Veri-Tek.

Donald Brown, Veri-Tek’s President, commenting on the transaction, stated, “We are very excited to complete this acquisition of Manitex. Manitex is a leader in its industry and they will provide us with a strong revenue and earnings base. Their manufacturing success will supplement our growing line of testing and manufacturing equipment.”

David Langevin, Manitex’s Chief Executive Officer, stated, “We are pleased to introduce our line of products to the Veri-Tek family. We continue to experience strong demand for our products, as evidenced by our backlog. Manitex has bright prospects for the future, including our growing application in the energy sector. We believe that Veri-Tek’s ability to access the capital markets will allow for strong growth and development of the combined company.”

The transaction is expected to close in early June and is subject to customary closing conditions. J Giordano Securities Group acted as financial advisor to Veri-Tek in connection with the transaction and rendered a fairness opinion to the Board of Directors of Veri-Tek.

ABOUT VERI-TEK INTERNATIONAL

Founded in 1993, Veri-Tek designs, develops and builds specialty equipment for the automotive and heavy equipment industries utilizing patented and patent pending technology that identifies product defects and production problems early in our customers’ manufacturing process. The company also provides testing services for automotive driveline products and can manufacture certain products for the automotive industry via proprietary manufacturing methods.

SAFE HARBOR STATEMENT

Certain statements made by Veri-Tek International, Corp. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the proposed acquisition of Manitex and expected benefits therefrom. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to complete the proposed acquisition of Manitex; our ability to successfully integrate the Manitex acquisition; the risk that we may not realize the expected benefits of the Manitex acquisition, our ability to obtain additional financing after the Manitex acquisition, as well as other factors, uncertainties, challenges, and risks detailed in Veri-Tek’s public filings with the Securities and Exchange Commission. Veri-Tek does not intend or undertake any obligation to update any forward-looking statements.

For Additional Information:

Don Brown

Veri-Tek International, Corp.

248.560.1000